Exhibit 99.1

McDermott Appoints Philippe Barril to Board of Directors

HOUSTON—September 5, 2017—McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that Philippe Barril has been appointed to its Board of Directors, effective September 1, 2017. Mr. Barril will serve on the Company’s Governance Committee.

Mr. Barril has served as the Chief Operating Officer of SBM Offshore N.V. (“SBM”), a provider of floating production solutions to the offshore energy industry, since March 2015, and has also been a member of SBM’s Management Board since April 2015. Mr. Barril has over 25 years of experience in the offshore oil and gas construction industry, including in engineering and project management, with significant experience in Africa and the Mediterranean. He has served in key roles of increasing responsibility for various companies, including as President and Chief Operating Officer of Technip S.A. (“Technip”) from January 2014 to January 2015; Executive Vice President and Chief Operating Officer, Onshore and Offshore, Technip, from September 2011 to December 2013; Senior Vice President, Offshore Segment, Technip France, from June 2010 to August 2011; and Senior Vice President, Offshore & Onshore Product Lines and Technologies, Technip France from November 2009 to May 2010. Mr. Barril, age 52, is a member of the International Council of Advisors to the Cyprus Presidency. He holds a graduate degree in Engineering from the Ecole Centrale de Lyon in France.

“We are very pleased to welcome Philippe to McDermott’s Board of Directors,” said Gary P. Luquette, Chair of the Board of McDermott. “Philippe’s extensive executive management and operational experience in the global oilfield engineering and construction industry will be a major asset to McDermott and will complement the extensive experience of our current Board. The addition of Philippe also reflects our continued commitment to ongoing refreshment and succession planning for the Board of Directors. The Board looks forward to working with Philippe and to his future contributions.”

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex offshore and subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our customers include national and major energy companies. Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, please visit our website at www.mcdermott.com.

McDermott International, Inc.

Investor Relations

Ty Lawrence

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